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[DESCRIPTION]  Exhibit 11.  Computation of Earnings per Share
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DATA SYSTEMS NETWORK CORPORATION
COMPUTATION OF EARNINGS PER SHARE
Period ending March 31, 1996
- - ------------------------------------
                                                Primary          Fully Diluted
                                                ----------       ---------------
Number of Shares
  Weighted average of
  shares issued                           2,889,903    2,889,903

Less shares held in excrow         (300,000)
                                                 ----------       --------------
Weighted average shares
  outstanding                              2,589,903   2,889,903

Earnings
  Earnings before minority
  interest in UNS                          $166,567   $166,567
  Minority interest in UNS              (53,027)     (53,027)
                                                  ------------      --------------
Net earnings                                 $113,530    $113,530

Earnings per share                        $.04            $.04
                                                 ========    ========

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